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                     May 21, 2020

       Robert Roche
       Vice President and Chief Financial Officer
       CARLISLE COMPANIES INC
       16430 North Scottsdale Road
       Suite 400
       Scottsdale, Arizona 85254

                                                        Re: CARLISLE COMPANIES
INC
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Form 10-Q for
Fiscal Quarter Ended March 31, 2020
                                                            File No. 1-09278

       Dear Mr. Roche:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing